                             MISTY WOODS APARTMENTS
                              4630 CENTRAL AVENUE
                           CHARLOTTE, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES (R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  MISTY WOODS APARTMENTS
     4630 CENTRAL AVENUE
     CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 228 units with a total of 162,623 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 10.68 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                         ($8,200,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach

July 3, 2003                      Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
John Hayden
North Carolina Temporary Practice Permit Pending

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS  PAGE 3
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary.......................................................       4
Introduction............................................................       9
Area Analysis...........................................................      11
Market Analysis.........................................................      14
Site Analysis...........................................................      16
Improvement Analysis....................................................      16
Highest and Best Use....................................................      17

                                    VALUATION

Valuation Procedure.....................................................      18
Sales Comparison Approach...............................................      20
Income Capitalization Approach..........................................      26
Reconciliation and Conclusion...........................................      37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Misty Woods Apartments
LOCATION:                          4630 Central Avenue
                                   Charlotte, North Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee Simple Estate

DATE OF VALUE:                     May 13, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            10.68 acres, or 465,221 square feet
  Assessor Parcel No.:             13103301
  Floodplain:                      Community Panel No. 370159 0014 B (February
                                   26, 1982)
                                   Flood Zone C, an area outside the floodplain.
  Zoning:                          R-22 MF (Multifamily Zoning)

BUILDING:
  No. of Units:                    228 Units
  Total NRA:                       162,623 Square Feet
  Average Unit Size:               713 Square Feet
  Apartment Density:               21.3 units per acre
  Year Built:                      1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                Square            -------------------       Monthly          Annual
Unit Type        Feet             Per Unit     Per SF       Income           Income
-------------------------------------------------------------------------------------
1Br/1Ba            530              $479        $0.90      $ 27,782        $  333,384
1Br/1Ba            652              $599        $0.92      $ 49,717        $  596,604
1Br/1Ba            745              $649        $0.87      $  7,139        $   85,668
1Br/1Ba            748              $649        $0.87      $ 15,576        $  186,912
2Br/2Ba            892              $754        $0.85      $ 18,096        $  217,152
2Br/2Ba          1,079              $789        $0.73      $ 22,092        $  265,104
                                                           --------        ----------
                                               Total       $140,402        $1,684,824
                                                           ========        ==========

OCCUPANCY:              89%
ECONOMIC LIFE:          45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

EFFECTIVE AGE:                            18 Years
REMAINING ECONOMIC LIFE:                  27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

      [PICTURE]                                        [PICTURE]

EXTERIOR - MAIN ENTRANCE                  EXTERIOR - TYPICAL BUILDING ELEVATION

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                Hold for future multi-family development
  As Improved:              Continuation as its current use

METHOD OF VALUATION:        In this instance, the Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH


DIRECT CAPITALIZATION                                  Amount                             $/Unit
---------------------                                  ------                             ------
Potential Rental Income                          $        1,684,824                   $7,390
Effective Gross Income                           $        1,596,142                   $7,001
Operating Expenses                               $          746,707                   $3,275                    46.8% of EGI
Net Operating Income:                            $          792,435                   $3,476

Capitalization Rate                              9.50%
DIRECT CAPITALIZATION VALUE                      $        8,100,000 *                 $35,526 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                         10 years
2002 Economic Vacancy                            17%
Stabilized Vacancy & Collection Loss:            10%
Lease-up / Stabilization Period                          N/A
Terminal Capitalization Rate                     10.25%
Discount Rate                                    11.25%
Selling Costs                                    3.00%
Growth Rates:
  Income                                         3.00%
  Expenses:                                      3.00%
DISCOUNTED CASH FLOW VALUE                       $        8,500,000 *                 $37,281 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE           $        8,300,000                   $36,404 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)             $40,139 to $48,020
  Range of Sales $/Unit (Adjusted)               $32,889 to $41,233
VALUE INDICATION - PRICE PER UNIT                $        8,300,000 *                 $36,404 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales             5.09 to 6.48
  Selected EGIM for Subject                      5.25
  Subject's Projected EGI                        $        1,596,142
EGIM ANALYSIS CONCLUSION                         $        8,100,000 *                 $35,526 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                 $        7,700,000 *                 $33,772 / UNIT

RECONCILED SALES COMPARISON VALUE                $        8,100,000                   $35,526 / UNIT

------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                 $        8,300,000
  NOI Per Unit                                   $        7,700,000
  EGIM Multiplier                                $        8,100,000
INDICATED VALUE BY SALES COMPARISON              $        8,100,000                   $35,526 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                  $        8,100,000
  Discounted Cash Flow Method:                   $        8,500,000
INDICATED VALUE BY THE INCOME APPROACH           $        8,300,000                   $36,404 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:             $        8,200,000                   $35,965 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4630 Central Avenue, Charlotte, Mecklenburg County, North Carolina. Charlotte identifies it as 13103301.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Hayden on May 13, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. John Hayden performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and John Hayden have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Charlotte, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - North Sharon Amity Road
West  - Norland Road
South - Highway 74
North - Shamrock Drive

MAJOR EMPLOYERS

Major employers in the subject's area include Wachovia Corporation, Charlotte-Mecklenburg Schools, Bank of America, Carolinas Health Care System, Duke Energy Corporation, US Airways, State of North Carolina, City of Charlotte, US Government, and Mecklenburg County, Presbyterian Healthcare, Ruddick/Harris Teeter, and Winn Dixie. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                         AREA
                                   ---------------------------------------------
CATEGORY                           1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS        MSA
----------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       14,389          112,315         225,601     1,561,413
5-Year Population                        15,393          117,296         236,347     1,721,386
% Change CY-5Y                              7.0%             4.4%            4.8%         10.2%
Annual Change CY-5Y                         1.4%             0.9%            1.0%          2.0%

HOUSEHOLDS
Current Households                        5,767           46,021          91,715       601,124
5-Year Projected Households               6,052           47,700          96,098       667,464
% Change CY - 5Y                            4.9%             3.6%            4.8%         11.0%
Annual Change CY-5Y                         1.0%             0.7%            1.0%          2.2%

INCOME TRENDS
Median Household Income            $     33,039     $     35,131    $     38,782    $   48,633
Per Capita Income                  $     16,343     $     18,908    $     24,544    $   24,575
Average Household Income           $     41,681     $     46,493    $     60,102    $   63,841

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                   ---------------------------------------------
CATEGORY                           1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS        MSA
----------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting               58.15%           50.62%           44.69%         29.67%
5-Year Projected % Renting            59.47%           50.71%           44.75%         29.33%

% of Households Owning                32.67%           42.29%           48.09%         64.90%
5-Year Projected % Owning             31.70%           42.35%           48.27%         65.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Various retail uses across Central
South - Elementary School
East  - Commercial and residential development
West  - Apartments (Lansdale Crossing)

CONCLUSIONS

The subject is well located within the city of Charlotte. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Charlotte in Mecklenburg County. The overall pace of development in the subject's market is more or less decreasing. Currently, there are 92 apartment units under construction within this submarket. These are comprised of 72 units in the second phase of Crown Ridge on Regal Estates Lane and the final 20 units at Thorngrove on Amity Springs Drive. In the past six months, there were 124 units completed at Thorngrove. Otherwise, there has been no other recent new apartment development within this submarket. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period             Region         Submarket
--------------------------------------------
Feb-01              8.8%             7.0%
Aug-01              9.8%             8.5%
Feb-02             12.9%            10.5%
Aug-02             11.2%            11.3%
Feb-03             12.7%            14.6%

Source: Charlotte Apartment Index March '03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Occupancies have been declining for both the Charlotte area as a whole and within the subject's East-2 submarket. In addition, rents have generally exhibited a declining trend as well in both the overall market and the subject's submarket. Occupancies are expected to stay in the 88%-90% area for at least the next year, as the recently developed new units are absorbed.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period              Region        % Change      Submarket        % Change
--------------------------------------------------------------------------
Feb-01              $700              -           $650               -
Aug-01              $713            1.9%          $655             0.8%
Feb-02              $712           -0.1%          $649            -0.9%
Aug-02              $708           -0.6%          $635            -2.2%
Feb-03              $710            0.3%          $631            -0.6%

Source: Charlotte Apartment Index March '03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.             Property Name       Units    Ocpy.    Year Built            Proximity to subject
-----------------------------------------------------------------------------------------------------------
  R-1        Dominion @ Peppertree     292      92%       1985         1/2 mile west of the subject
  R-2        Pace's Glen               172      91%       1986         1 mile east/southeast of the subject
  R-3        Steeplechase              246      88%       1986         1.5 miles southeast of the subject
  R-4        Timbers                   341      74%       1988         1.5 miles northwest of the subject
  R-5        Wellington Farms          254      97%       1988         1 mile northeast of the subject
Subject      Misty Woods Apartments    228      89%       1985

As previously discussed, rental rates have exhibited a declining trend for both the overall Charlotte market and the subject's East-2 submarket. Rents, as well as occupancies, are not expected to rise noticeably over the next year as the recently constructed new product is absorbed.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                  10.68 acres, or 465,221 square feet
 Shape                      Irregular
 Topography                 Level
 Utilities                  All necessary utilities are available to the site.
 Soil Conditions            Stable
 Easements Affecting Site   None other than typical utility easements
 Overall Site Appeal        Good
 Flood Zone:
   Community Panel          3701590014 B, dated February 26, 1982
   Flood Zone               Zone C
 Zoning                     R-22 MF, the subject improvements represent a
                            illegal conforming use of the site.

REAL ESTATE TAXES

                                  ASSESSED VALUE - 2003
                        -----------------------------------------      TAX RATE /    PROPERTY
PARCEL NUMBER           LAND            BUILDING            TOTAL      MILL RATE      TAXES
-------------           ----            --------            -----      ----------    --------
   13103301          $1,163,100        $7,005,200        $8,168,300      0.01307     $106,735

IMPROVEMENT ANALYSIS

  Year Built                1985
  Number of Units           228
  Net Rentable Area         162,623 Square Feet
  Construction:
    Foundation              Reinforced concrete slab
    Frame                   Heavy or light wood
    Exterior Walls          Brick or masonry
    Roof                    Composition shingle over a wood truss structure
  Project Amenities         Amenities at the subject include a swimming pool,
                            gym room, laundry room, and secured parking.
  Unit Amenities            Individual unit amenities include a balcony,
                            fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                     Unit Area
Unit Type        Number of Units     (Sq. Ft.)
----------------------------------------------
1Br/1Ba                58               530
1Br/1Ba                83               652
1Br/1Ba                11               745
1Br/1Ba                24               748
2Br/2Ba                24               892
2Br/2Ba                28             1,079

Overall Condition           Average
Effective Age               18 years
Economic Life               45 years
Remaining Economic Life     27 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 228-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                COMPARABLE
         DESCRIPTION                       SUBJECT                    I - 1                     I - 2
---------------------------------------------------------------------------------------------------------------
  Property Name                   Misty Woods Apartments     Cedars I                  Timbers

LOCATION:
  Address                         4630 Central Avenue        7139 Winding Cedar Trail  3317 Magnolia Hills Dr

  City, State                     Charlotte, North Carolina  Charlotte, NC             Charlotte, NC
  County                          Mecklenburg                Mecklenburg               Mecklenburg
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          162,623                    340,000                   256,100
  Year Built                      1985                       1983                      1988
  Number of Units                 228                        360                       341
  Unit Mix:                        Type              Total    Type             Total    Type             Total
                                  1Br/1Ba             58     1Br/1Ba            152    1Br/1Ba            247
                                  1Br/1Ba             83     2Br/2Ba            152    2Br/2Ba             94
                                  1Br/1Ba             11     3Br/2Ba             56
                                  1Br/1Ba             24
                                  2Br/2Ba             24
                                  2Br/2Ba             28

  Average Unit Size (SF)          713                        944                       751
  Land Area (Acre)                10,6800                    31,3500                   22,7570
  Density (Units/Acre)            21,3                       11,5                      15,0
  Parking Ratio (Spaces/Unit)     1,46                       N/A                       N/A
  Parking Type (Gr., Cov., etc.)  Open                       Open                      Open
CONDITION:                        Average                    Average                   Average
APPEAL:                           Average                    Average                   Average
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/No                    Yes/No
  Gym Room                        Yes                        Yes                       Yes
  Laundry Room                    Yes                        Yes                       Yes
  Secured Parking                 Yes                        Yes                       Yes
  Sport Courts                    No                         No                        No
  Washer/Dryer Connection         Yes                        Yes                       Yes

OCCUPANCY:                        89%                        93%                       97%
TRANSACTION DATA:
  Sale Date                                                  August, 2002              September, 2001
  Sale Price ($)                                             $14,800,000               $16,060,000
  Grantor                                                    CAPREIT Cedars LP         BRI Timbers Inc

  Grantee                                                    Cedars Apt Assoc LLC      Dermot Patrician LLC

  Sale Documentation                                         Book 13946 Page 148       Book 12639, Page 864
  Verification                                               Confidential              Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                         Total $    $/Unit $/SF    Total $    $/Unit  $/SF
  Potential Gross Income                                     $2,964,816 $8,236 $8.72   $2,753,614 $8,075 $10.75
  Vacancy/Credit Loss                                        $  296,482 $  824 $0.87   $  275,361 $  808 $ 1.08
  Effective Gross Income                                     $2,668,334 $7,412 $7.85   $2,478,253 $7,268 $ 9.68
  Operating Expenses                                         $1,164,600 $3,235 $3.43   $1,103,135 $3,235 $ 4.31
  Net Operating Income                                       $1,503,734 $4,177 $4.42   $1,375,118 $4,033 $ 5.37
NOTES:                                                       None                      None

  PRICE PER UNIT                                                     $41,111                  $47,097
  PRICE PER SQUARE FOOT                                              $ 43.53                  $ 62.71
  EXPENSE RATIO                                                         43.6%                    44.5%
  EGIM                                                                  5.55                     6.48
  OVERALL CAP RATE                                                     10.16%                    8.56%
  Cap Rate based on Pro Forma or Actual Income?                      ACTUAL                   PRO FORMA


                                          COMPARABLE               COMPARABLE                COMPARABLE
         DESCRIPTION                        I - 3                    I - 4                     I - 5
--------------------------------------------------------------------------------------------------------------
  Property Name                   Drake                     Willow Ridge              Cameron @ Hickory Grove

LOCATION:
  Address                         1701 Gander Cover Ln      9200 Willow Ridge         5625 Keyway Blvd

  City, State                     Charlotte, NC             Charlotte, NC             Charlotte, NC
  County                          Mecklenburg               Mecklenburg               Mecklenburg
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          223,200                   370,728                   165,842
  Year Built                      1988                      1986                      1987
  Number of Units                 288                       456                       202
  Unit Mix:                        Type             Total    Type              Total   Type             Total
                                  1Br/1Ba            144    1Br/1Ba             190   1Br/1Ba             82
                                  2Br/2Ba            144    2Br/2Ba             266   2Br/2Ba            120

  Average Unit Size (SF)          775                       813                       821
  Land Area (Acre)                N/A                       11.9780                   11.3570
  Density (Units/Acre)                                      38.1                      17.8
  Parking Ratio (Spaces/Unit)     N/A                       N/A                       N/A
  Parking Type (Gr., Cov., etc.)  Open                      Open                      Open
CONDITION:                        Average                   Average                   Average
APPEAL:                           Average                   Average                   Average
AMENITIES:
  Pool/Spa                        Yes/No                    Yes/No                    Yes/No
  Gym Room                        Yes                       Yes                       Yes
  Laundry Room                    Yes                       Yes                       No
  Secured Parking                 No                        Yes                       Yes
  Sport Courts                    No                        No                        No
  Washer/Dryer Connection         Yes                       Yes                       Yes

OCCUPANCY:                        89%                       93%                       91%
TRANSACTION DATA:
  Sale Date                       August, 2001              December, 2002            November, 2000
  Sale Price ($)                  $11,560,000               $20,300,000               $9,700,000
  Grantor                         WTC No One Hundred        Willow Ridge Apts LLC     SCA North Carolina

  Grantee                         Group One Investments     New Willow Ridge Assoc.   Owings Chase LP

  Sale Documentation              Book 12518, Page 898      Book 14555, Page 549      Book 11714, Page 833
  Verification                    Confidential              Confidential              Confidential
  Telephone Number
ESTIMATED PRO-FORMA:               Total $   $/Unit  $/SF    Total $   $/Unit  $/SF    Total $   $/Unit  $/SF
  Potential Gross Income          $2,521,728 $8,756 $11.30  $4,058,846 $8,901 $10.95  $1,734,332 $8,586 $10.46
  Vacancy/Credit Loss             $  252,173 $  876 $ 1.13  $  405,885 $  890 $ 1.09  $  173,433 $  859 $ 1.05
  Effective Gross Income          $2,269,555 $7,880 $10.17  $3,652,961 $8,011 $ 9.85  $1,560,899 $7,727 $ 9.41
  Operating Expenses              $  931,680 $3,235 $ 4.17  $1,475,160 $3,235 $ 3.98  $  653,470 $3,235 $ 3.94
  Net Operating Income            $1,337,875 $4,645 $ 5.99  $2,177,801 $4,776 $ 5.87  $  907,429 $4,492 $ 5.47
NOTES:                            None                      None                      None

  PRICE PER UNIT                           $40,139                   $44,518                  $48,020
  PRICE PER SQUARE FOOT                    $ 51,79                   $ 54,76                  $ 58,49
  EXPENSE RATIO                               41.1%                     40.4%                    41.9%
  EGIM                                        5.09                      5.56                     6.21
  OVERALL CAP RATE                           11.57%                    10.73%                    9.35%
  Cap Rate based on Pro Forma or          PRO FORMA                PRO FORMA                 PRO FORMA
    Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               IMPROVED SALESMAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $40,139 to $48,020 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,889 to $41,233 per unit with a mean or average adjusted price of $37,397 per unit. The median adjusted price is $37,816 per unit. Based on the following analysis, we have concluded to a value of $37,500 per unit, which results in an "as is" value of $8,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                 COMPARABLE          COMPARABLE
DESCRIPTION                  SUBJECT               I - 1               I - 2
--------------------------------------------------------------------------------------
  Property Name            Misty Woods      Cedars I               Timbers
                           Apartments

  Address                  4630 Central     7139 Winding           3317 Magnolia
                           Avenue           Cedar Trail            Hills Dr

  City                     Charlotte,       Charlotte, NC          Charlotte, NC
                           North Carolina
  Sale Date                                   August, 2002           September, 2001
  Sale Price ($)                              $14,800,000            $16,060,000
  Net Rentable Area (SF)   162,623                340,000                256,100
  Number of Units          228                        360                    341
  Price Per Unit                              $    41,111            $    47,097
  Year Built               1985             1983                   1988
  Land Area (Acre)         10.6800          31.3500                22.7570
VALUE ADJUSTMENTS          DESCRIPTION      DESCRIPTION     ADJ.   DESCRIPTION    ADJ.
  Property Rights          Fee Simple       Fee Simple        0%   Fee Simple       0%
  Conveyed                 Estate           Estate                 Estate
  Financing                                   Cash To         0%   Cash To          0%
                                            Seller                 Seller
  Conditions of Sale                          Arm's Length    0%   Arm's            0%
                                                                   Length
  Date of Sale (Time)                         08-2002         0%   09-2001          3%
VALUE AFTER TRANS.                                $41,111                $48,510
 ADJUST. ($/UNIT)

  Location                                    Superior      -10%   Superior       -10%
  Number of Units          228              360               5%   341              5%
  Quality / Appeal         Average          Comparable        0%   Comparable       0%
  Age / Condition          1985             1983 /            0%   1988 /           0%
                                            Average                Average
  Occupancy at Sale        89%              93%              -5%   97%            -10%
  Amenities                Average          Comparable        0%   Comparable       0%
  Average Unit Size (SF   )713              944             -10%   751              0%
PHYSICAL ADJUSTMENT                                         -20%                  -15%
FINAL ADJUSTED VALUE                              $32,889                $41,233
 ($/UNIT)

DESCRIPTION                  COMPARABLE            COMPARABLE            COMPARABLE
                                 I - 3                 I - 4                 I - 5
------------------------------------------------------------------------------------------
  Property Name            Drake                 Willow                Cameron @ Hickory
                                                 Ridge                 Grove

  Address                  1701 Gander           9200 Willow           5625 Keyway Blvd
                           Cover Ln              Ridge

  City                     Charlotte, NC         Charlotte, NC         Charlotte, NC

  Sale Date                August, 2001          December, 2002        November, 2000
  Sale Price ($)           $11,560,000           $20,300,000           $ 9,700,000
  Net Rentable Area (SF)       223,200               370,728               165,842
  Number of Units                  288                   456                   202
  Price Per Unit           $    40,139           $    44,518           $    48,020
  Year Built                      1988                  1986                  1987
  Land Area (Acre)         N/A                   11.9780               11.3570
VALUE ADJUSTMENTS          DESCRIPTION    ADJ.   DESCRIPTION    ADJ.   DESCRIPTION    ADJ.
  Property Rights          Fee Simple       0%   Fee Simple       0%   Fee Simple       0%
  Conveyed                 Estate                Estate                Estate
  Financing                Cash To          0%   Cash To          0%   Cash To          0%
                           Seller                Seller                Seller
  Conditions of Sale       Arm's            0%   Arm's            0%   Arm's            0%
                           Length                Length                Length
  Date of Sale (Time)      08-2001          3%   12-2002          0%   11-2000          5%
VALUE AFTER TRANS.              $41,343               $44,518                $50,421
 ADJUST. ($/UNIT)

  Location                 Superior       -10    Superior       -10%   Superior       -20%
  Number of Units          288              0%   456              5%   202              0%
  Quality / Appeal         Comparable       0%   Comparable       0%   Comparable       0%
  Age / Condition          1988 /           0%   1986 /           0%   1987 /           0%
                           Average               Average               Average
  Occupancy at Sale        89%              0%   93%             -5%   91%              0%
  Amenities                Comparable       0%   Comparable       0%   Comparable       0%
  Average Unit Size (SF)   775              0%   813             -5%   821             -5%
PHYSICAL ADJUSTMENT                       -10    %              -15%                  -25%
FINAL ADJUSTED VALUE             $37,209               $37,840               $37,816
 ($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT )   $32,889 TO $41,233
MEAN (PER UNIT)           $37,397

MEDIAN (PER UNIT)         $37,816
VALUE CONCLUSION (PER     $37,500
UNIT)

VALUE OF IMPROVEMENT &    $8,550,000
 MAIN SITE
PV OF CONCESSIONS        -$  247,000
VALUE INDICATED BY SALES  $8,303,000
 COMPARISON APPROACH
ROUNDED                   $8,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                    NOI/        SUBJECT NOI
COMPARABLE       NO. OF      -----------                ----------    -------------   ADJUSTMENT  INDICATED
    NO.          UNITS       PRICE/UNIT       OAR        NOI/UNIT     SUBJ.NOI/UNIT     FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------------------------
I-1               360        $14,800,000     10.16%     $1,503,734    $     792,435     0.832     $  34,207
                             $    41,111                $    4,177    $       3,476
I-2               341        $16,060,000     8.56%      $1,375,118    $     792,435     0.862     $  40,591
                             $    47,097                $    4,033    $       3,476
I-3               288        $11,560,000     11.57%     $1,337,875    $     792,435     0.748     $  30,031
                             $    40,139                $    4,645    $       3,476
I-4               456        $20,300,000     10.73%     $2,177,801    $     792,435     0.728     $  32,397
                             $    44,518                $    4,776    $       3,476
I-5               202        $ 9,700,000      9.35%     $  907,429    $     792,435     0.774     $  37,152
                             $    48,020                $    4,492    $       3,476

                    PRICE/UNIT

 Low              High        Average       Median
$30,031          $40,591      $34,876      $34,207

      VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $   35,000
                                           ----------
Number of Units                                   228


Value                                      $7,980,000
  PV of Concessions                       -$  247,000
                                           ----------
Value Based on NOI Analysis                $7,733,000
                                Rounded    $7,700,000

The adjusted sales indicate a range of value between $30,031 and $40,591 per unit, with an average of $34,876 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $7,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE       NO. OF     -----------       EFFECTIVE        OPERATING                    SUBJECT
   NO.           UNITS      PRICE/UNIT      GROSS INCOME        EXPENSE        OER      PROJECTED OER   EGIM
------------------------------------------------------------------------------------------------------------
I-1               360       $14,800,000      $2,668,334       $1,164,600      43.65%                    5.55
                            $    41,111
I-2               341       $16,060,000      $2,478,253       $1,103,135      44.51%                    6.48
                            $    47,097
I-3               288       $11,560,000      $2,269,555       $  931,680      41.05%                    5.09
                                                                                            46.78%
                            $    40,139
I-4               456       $20,300,000      $3,652,961       $1,475,160      40.38%                    5.56
                            $    44,518
I-5               202       $ 9,700,000      $1,560,899       $  653,470      41.86%                    6.21
                            $    48,020


                         EGIM

Low                   High    Average          Median
5.09                  6.48     5.78            5.56

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                    5.25
                                           ----------
Subject EGI                                $1,596,142


Value                                      $8,379,743
  PV of Concessions                       -$  247,000
                                           ----------
Value Based on EGIM Analysis               $8,132,743
                               Rounded     $8,100,000

           Value Per Unit                  $   35,526

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 46.78% before reserves. The comparable sales indicate a range of expense ratios from 40.38% to 44.51%, while their EGIMs range from 5.09 to 6.48. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $8,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,100,000.

Price Per Unit                                        $8,300,000
NOI Per Unit                                          $7,700,000
EGIM Analysis                                         $8,100,000

Sales Comparison Conclusion                           $8,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                     Average
               Unit Area        ------------------
Unit Type      (Sq. Ft.)        Per Unit    Per SF     %Occupied
----------------------------------------------------------------
1Br/1Ba           530            $463       $0.87       93.1%
1Br/1Ba           652            $546       $0.84       83.1%
1Br/1Ba           745            $578       $0.78       72.7%
1Br/1Ba           748            $613       $0.82       83.3%
2Br/2Ba           892            $706       $0.79       95.8%
2Br/2Ba          1079            $723       $0.67      100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                   COMPARABLE RENTS
                                                ------------------------------------------------------
                                                    R-1       R-2      R-3       R-4       R-5
                                                ------------------------------------------------------
                                                 Dominion
                                                     @      Pace's                          Wellington
                                                Peppertree   Glen    Steeplechase  Timbers    Farms
                                                ------------------------------------------------------
                             SUBJECT   SUBJECT                 COMPARISON TO SUBJECT
                    SUBJECT  ACTUAL    ASKING   ------------------------------------------------------
DESCRIPTION        UNIT TYPE  RENT      RENT     Similar   Similar    Similar     Similar   Similar
------------------------------------------------------------------------------------------------------
Monthly Rent        1Br/1Ba    $ 463     $ 479     $ 571                $ 549       $ 545
Unit Area (SF)                   530       530       571                  523         532
Monthly Rent Per               $0.87     $0.90     $1.00                $1.05       $1.02
 Sq. Ft.

Monthly Rent        1Br/1Ba    $ 546     $ 599     $ 589                $ 452       $ 575     $ 620
Unit Area (SF)                   652       652       632                  652         664       678
Monthly Rent Per               $0.84     $0.92     $0.93                $0.69       $0.87     $0.91
 Sq. Ft.

Monthly Rent        1Br/1Ba    $ 578     $ 649     $ 622     $ 573      $ 647        $615     $ 645
Unit Area (SF)                   745       745       725       625        745         748       706
Monthly Rent Per               $0.78     $0.87     $0.86     $0.92      $0.87       $0.82     $0.91
 Sq. Ft.

Monthly Rent        1Br/1Ba    $ 613     $ 649     $ 630     $ 650      $ 503       $ 625
Unit Area (SF)                   748       748       742       788        748         757
Monthly Rent Per               $0.82     $0.87     $0.85     $0.82      $0.67       $0.83
 Sq. Ft.

Monthly Rent        2Br/2Ba    $ 706     $ 754     $ 761                $ 609       $ 715     $ 675
Unit Area (SF)                   892       892       838                  892         888       882
Monthly Rent Per               $0.79     $0.85     $0.91                $0.68       $0.81     $0.77
 Sq. Ft.

Monthly Rent        2Br/2Ba    $ 723     $ 789     $ 798     $ 888      $ 799       $ 805     $ 805
Unit Area (SF)                 1,079     1,079     1,067     1,260      1,079       1,081       978
Monthly Rent Per               $0.67     $0.73     $0.75     $0.70      $0.74       $0.74     $0.82
 Sq. Ft.

DESCRIPTION          MIN     MAX    MEDIAN    AVERAGE
-----------------------------------------------------
Monthly Rent        $ 545   $ 571    $ 549     $ 555
Unit Area (SF)        523     571      532       542
Monthly Rent Per    $1.00   $1.05    $1.02     $1.02
 Sq. Ft.

Monthly Rent        $ 452   $ 620    $ 582     $ 559
Unit Area (SF)        632     678      658       657
Monthly Rent Per    $0.69   $0.93    $0.89     $0.85
 Sq. Ft.

Monthly Rent        $ 573   $ 647    $ 622     $ 620
Unit Area (SF)        625     748      725       710
Monthly Rent Per    $0.82   $0.92    $0.87     $0.88
 Sq. Ft.

Monthly Rent        $ 503   $ 650    $ 628     $ 602
Unit Area (SF)        742     788      753       759
Monthly Rent Per    $0.67   $0.85    $0.83     $0.79
 Sq. Ft.

Monthly Rent        $ 609   $ 761    $ 695      $690
Unit Area (SF)        838     892      885       875
Monthly Rent Per    $0.68   $0.91    $0.79     $0.79
 Sq. Ft.

Monthly Rent        $ 798   $ 888    $ 805      $819
Unit Area (SF)        978   1,260    1,079     1,093
Monthly Rent Per    $0.70   $0.82    $0.74     $0.75
 Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                      Unit Area   --------------------       Monthly         Annual
Unit Type          Number of Units    (Sq. Ft.)   Per Unit      Per SF       Income          Income
-----------------------------------------------------------------------------------------------------
1Br/1Ba                 58              530         $479        $0.90       $ 27,782       $  333,384
1Br/1Ba                 83              652         $599        $0.92       $ 49,717       $  596,604
1Br/1Ba                 11              745         $649        $0.87       $  7,139       $   85,668
1Br/1Ba                 24              748         $649        $0.87       $ 15,576       $  186,912
2Br/2Ba                 24              892         $754        $0.85       $ 18,096       $  217,152
2Br/2Ba                 28            1,079         $789        $0.73       $ 22,092       $  265,104
                                                                Total       $140,402       $1,684,824

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR     2000      FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                             -----------------------   -----------------------   -----------------------   -----------------------
                                     ACTUAL                    ACTUAL                     ACTUAL              MANAGEMENT BUDGET
                             -----------------------   -----------------------   -----------------------   -----------------------
       DESCRIPTION             TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,627,719   $    7,139   $1,678,252   $    7,361   $1,586,825   $    6,960   $1,574,496   $    6,906

  Vacancy                    $  138,775   $      609   $  153,578   $      674   $  209,779   $      920   $  121,829   $      534
  Credit Loss/Concessions    $   44,963   $      197   $   53,207   $      233   $   64,472   $      283   $   42,000   $      184
    Subtotal                 $  183,738   $      806   $  206,785   $      907   $  274,251   $    1,203   $  163,829   $      719

  Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   62,695   $      275   $   75,289   $      330   $   81,562   $      358   $   43,296   $      190
    Subtotal Other Income    $   62,695   $      275   $   75,289   $      330   $   81,562   $      358   $   43,296   $      190

Effective Gross Income       $1,506,676   $    6,608   $1,546,756   $    6,784   $1,394,136   $    6,115   $1,453,963   $    6,377

Operating Expenses

  Taxes                      $   91,465   $      401   $   94,067   $      413   $  100,537   $      441   $   94,518   $      415
  Insurance                  $   14,655   $       64   $   41,836   $      183   $   33,218   $      146   $   34,137   $      150
  Utilities                  $  106,485   $      467   $  125,328   $      550   $  112,934   $      495   $  126,072   $      553
  Repair & Maintenance       $  109,960   $      482   $  152,162   $      667   $  161,331   $      708   $  156,252   $      685
  Cleaning                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing        $   25,820   $      113   $   30,286   $      133   $   25,036   $      110   $   30,900   $      136
  General Administrative     $  219,577   $      963   $  224,356   $      984   $  183,460   $      805   $  160,473   $      704
  Management                 $   78,092   $      343   $   84,801   $      372   $   72,477   $      318   $   74,382   $      326
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

Total Operating Expenses     $  646,054   $    2,834   $  752,836   $    3,302   $  688,993   $    3,022   $  676,734   $    2,968

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

Net Income                   $  860,622   $    3,775   $  793,920   $    3,482   $  705,143   $    3,093   $  777,229   $    3,409

                             ANNUALIZED       2003
                             -----------------------
                                    PROJECTION                    AAA PROJECTION
                             -----------------------   --------------------------------
       DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT       %
---------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,360,564   $    5,967   $1,684,824   $    7,390    100.0%

  Vacancy                    $  209,372   $      918   $  134,786   $      591      8.0%
  Credit Loss/Concessions    $  262,016   $    1,149   $   33,696   $      148      2.0%
    Subtotal                 $  471,388   $    2,067   $  168,482   $      739     10.0%

  Laundry Income             $        0   $        0   $        0   $        0      0.0%
  Garage Revenue             $        0   $        0   $        0   $        0      0.0%
  Other Misc. Revenue        $   71,448   $      313   $   79,800   $      350      4.7%
    Subtotal Other Income    $   71,448   $      313   $   79,800   $      350      4.7%

Effective Gross Income       $  960,624   $    4,213   $1,596,142   $    7,001    100.0%

Operating Expenses

  Taxes                      $   94,820   $      416   $   94,620   $      415      5.9%
  Insurance                  $  100,528   $      441   $   39,900   $      175      2.5%
  Utilities                  $  132,336   $      580   $  125,400   $      550      7.9%
  Repair & Maintenance       $  141,848   $      622   $  159,600   $      700     10.0%
  Cleaning                   $        0   $        0   $        0   $        0      0.0%
  Landscaping                $        0   $        0   $        0   $        0      0.0%
  Security                   $        0   $        0   $        0   $        0      0.0%
  Marketing & Leasing        $   38,428   $      169   $   30,780   $      135      1.9%
  General Administrative     $  199,724   $      876   $  216,600   $      950     13.6%
  Management                 $   80,768   $      354   $   79,807   $      350      5.0%
  Miscellaneous              $        0   $        0   $        0   $        0      0.0%

Total Operating Expenses     $  788,452   $    3,458   $  746,707   $    3,275     46.8%

  Reserves                   $        0   $        0   $   57,000   $      250      7.6%

Net Income                   $  172,172   $      755   $  792,435   $    3,476     49.6%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY

                                1ST QUARTER 2003

                            NATIONAL APARTMENT MARKET

                         CAPITALIZATION RATES
            ---------------------------------------------
                 GOING-IN                  TERMINAL
            ------------------       ---------------------
             LOW         HIGH         LOW         HIGH
             ---         ----         ---         ----
RANGE       6.00%       10.00%       7.00%       10.00%
AVERAGE            8.14%                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE       OCCUP.     PRICE/UNIT      OAR
---------------------------------------------------------------
I-1             Aug-02          93%        $41,111       10.16%
I-2             Sep-01          97%        $47,097        8.56%
I-3             Aug-01          89%        $40,139       11.57%
I-4             Dec-02          93%        $44,518       10.73%
I-5             Nov-00          91%        $48,020        9.35%
                                              High       11.57%
                                               Low        8.56%
                                           Average       10.08%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $8,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                             MISTY WOODS APARTMENTS

              YEAR                      APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                     1             2             3             4             5              6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,684,824    $1,710,096    $1,761,399    $1,814,241    $1,868,668    $1,924,729

  Vacancy                              $  134,786    $  136,808    $  140,912    $  145,139    $  149,493    $  153,978
  Credit Loss                          $   33,696    $   34,202    $   35,228    $   36,285    $   37,373    $   38,495
  Concessions                          $  155,846    $   85,505    $   35,228    $   18,142    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal                           $  324,329    $  256,514    $  211,368    $  199,567    $  186,867    $  192,473

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   79,800    $   80,997    $   83,427    $   85,930    $   88,508    $   91,163
                                       ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal Other Income              $   79,800    $   80,997    $   83,427    $   85,930    $   88,508    $   91,163

                                       ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                 $1,440,295    $1,534,579    $1,633,458    $1,700,604    $1,770,309    $1,823,419

OPERATING EXPENSES:
  Taxes                                $   94,620    $   97,459    $  100,382    $  103,394    $  106,496    $  109,691
  Insurance                            $   39,900    $   41,097    $   42,330    $   43,600    $   44,908    $   46,255
  Utilities                            $  125,400    $  129,162    $  133,037    $  137,028    $  141,139    $  145,373
  Repair & Maintenance                 $  159,600    $  164,388    $  169,320    $  174,399    $  179,631    $  185,020
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   30,780    $   31,703    $   32,655    $   33,634    $   34,643    $   35,682
  General Administrative               $  216,600    $  223,098    $  229,791    $  236,685    $  243,785    $  251,099
  Management                           $   72,015    $   76,729    $   81,673    $   85,030    $   88,515    $   91,171
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $  738,915    $  763,636    $  789,187    $  813,770    $  839,117    $  864,291

  Reserves                             $   57,000    $   58,710    $   60,471    $   62,285    $   64,154    $   66,079

                                       ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $  644,381    $  712,233    $  783,800    $  824,549    $  867,038    $  893,049

  Operating Expense Ratio (% of EGI)         51.3%         49.8%         48.3%         47.9%         47.4%         47.4%
  Operating Expense Per Unit           $    3,241    $    3,349    $    3,461    $    3,569    $    3,680    $    3,791

              YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                      7            8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,982,470    $2,041,944    $2,103,203    $2,166,299    $2,231,288

  Vacancy                              $  158,598    $  163,356    $  168,256    $  173,304    $  178,503
  Credit Loss                          $   39,649    $   40,839    $   42,064    $   43,326    $   44,626
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ----------    ----------    ----------    ----------    ----------
    Subtotal                           $  198,247    $  204,194    $  210,320    $  216,630    $  223,129

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   93,898    $   96,715    $   99,616    $  102,605    $  105,683
                                       ----------    ----------    ----------    ----------    ----------
    Subtotal Other Income              $   93,898    $   96,715    $   99,616    $  102,605    $  105,683

                                       ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME                 $1,878,121    $1,934,465    $1,992,499    $2,052,274    $2,113,842

OPERATING EXPENSES:
  Taxes                                $  112,981    $  116,371    $  119,862    $  123,458    $  127,161
  Insurance                            $   47,643    $   49,072    $   50,544    $   52,060    $   53,622
  Utilities                            $  149,734    $  154,226    $  158,853    $  163,619    $  168,527
  Repair & Maintenance                 $  190,571    $  196,288    $  202,177    $  208,242    $  214,489
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   36,753    $   37,856    $   38,991    $   40,161    $   41,366
  General Administrative               $  258,632    $  266,391    $  274,382    $  282,614    $  291,092
  Management                           $   93,906    $   96,723    $   99,625    $  102,614    $  105,692
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES               $  890,220    $  916,926    $  944,434    $  972,767    $1,001,950

  Reserves                             $   68,061    $   70,103    $   72,206    $   74,372    $   76,603

                                       ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                   $  919,841    $  947,436    $  975,859    $1,005,135    $1,035,289

  Operating Expense Ratio (% of EGI)         47.4%         47.4%         47.4%         47.4%         47.4%
  Operating Expense Per Unit           $    3,904    $    4,022    $    4,142    $    4,267    $    4,395

Estimated Stabilized NOI          $792,435          Sales Expense Rate           3.00%
Months to Stabilized                     1          Discount Rate               11.25%
Stabilized Occupancy                  92.0%         Terminal Cap Rate           10.25%

Gross Residual Sale Price         $10,100,377       Deferred Maintenance        $        0
  Less: Sales Expense             $   303,011       Add: Excess Land            $        0
                                  -----------
Net Residual Sale Price           $ 9,797,366       Other Adjustments           $        0
                                                                                ----------
PV of Reversion                   $ 3,373,721       Value Indicated By "DCF"    $8,496,120
Add: NPV of NOI                   $ 5,122,399                        Rounded    $8,500,000
                                  -----------
PV Total                          $ 8,496,120

                          "DCF" VALUE SENSITIVITY TABLE

                                                                  DISCOUNT RATE
                                   ---------------------------------------------------------------------------
          TOTAL VALUE                10.75%          11.00%          11.25%           11.50%          11.75%
--------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE         9.75%    $8,958,875      $8,812,411      $8,669,131       $8,528,957      $8,391,811
                         10.00%    $8,866,122      $8,721,725      $8,580,463       $8,442,257      $8,307,031
                         10.25%    $8,777,893      $8,635,463      $8,496,120       $8,359,786      $8,226,386
                         10.50%    $8,693,865      $8,553,309      $8,415,793       $8,281,242      $8,149,582
                         10.75%    $8,613,745      $8,474,975      $8,339,203       $8,206,352      $8,076,350

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $247,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             MISTY WOODS APARTMENTS

                                                           TOTAL     PER SQ. FT.   PER UNIT   %OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                                              $1,684,824     $10.36      $ 7,390

 Less: Vacancy & Collection Loss       10.00%           $  168,482     $ 1.04      $   739

 Plus: Other Income

  Laundry Income                                        $        0     $ 0.00      $     0      0.00%
  Garage Revenue                                        $        0     $ 0.00      $     0      0.00%
  Other Misc. Revenue                                   $   79,800     $ 0.49      $   350      5.00%
    Subtotal Other Income                               $   79,800     $ 0.49      $   350      5.00%
                                                        --------------------------------------------

EFFECTIVE GROSS INCOME                                  $1,596,142     $ 9.81      $ 7,001

OPERATING EXPENSES:
 Taxes                                                  $   94,620     $ 0.58      $   415      5.93%
 Insurance                                              $   39,900     $ 0.25      $   175      2.50%
 Utilities                                              $  125,400     $ 0.77      $   550      7.86%
 Repair & Maintenance                                   $  159,600     $ 0.98      $   700     10.00%
 Cleaning                                               $        0     $ 0.00      $     0      0.00%
 Landscaping                                            $        0     $ 0.00      $     0      0.00%
 Security                                               $        0     $ 0.00      $     0      0.00%
 Marketing & Leasing                                    $   30,780     $ 0.19      $   135      1.93%
 General Administrative                                 $  216,600     $ 1.33      $   950     13.57%
 Management                             5.00%           $   79,807     $ 0.49      $   350      5.00%
 Miscellaneous                                          $        0     $ 0.00      $     0      0.00%

TOTAL OPERATING EXPENSES                                $  746,707     $ 4.59      $ 3,275     46.78%

 Reserves                                               $   57,000     $ 0.35      $   250      3.57%
                                                        --------------------------------------------
NET OPERATING INCOME                                    $  792,435     $ 4.87      $ 3,476     49.65%

 "GOING IN" CAPITALIZATION RATE                               9.50%

 VALUE INDICATION                                       $8,341,416     $51.29      $36,585

 PV OF CONCESSIONS                                     ($  247,000)

 "AS IS" VALUE INDICATION
  (DIRECT CAPITALIZATION APPROACH)                      $8,094,416

     ROUNDED                                            $8,100,000     $49.81      $35,526

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------------------------------------------------------------------------
 8.75%            $8,809,395       $8,800,000       $38,596         $54.11
 9.00%            $8,557,828       $8,600,000       $37,719         $52.88
 9.25%            $8,319,860       $8,300,000       $36,404         $51.04
 9.50%            $8,094,416       $8,100,000       $35,526         $49.81
 9.75%            $7,880,534       $7,900,000       $34,649         $48.58
10.00%            $7,677,345       $7,700,000       $33,772         $47.35
10.25%            $7,484,068       $7,500,000       $32,895         $46.12

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                            $8,500,000
Direct Capitalization Method                             $8,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,300,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 37
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                  $8,100,000
Income Approach                                            $8,300,000
Reconciled Value                                           $8,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $8,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                       [PICTURE]
EXTERIOR - MAIN ENTRANCE                   EXTERIOR - TYPICAL BUILDING ELEVATION

            [PICTURE]                                          [PICTURE]
EXTERIOR - TYPICAL BUILDING ELEVATION                  INTERIOR - APARTMENT UNIT

        [PICTURE]                                            [PICTURE]
INTERIOR - APARTMENT UNIT                            EXTERIOR - OFFICE/CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                                            [PICTURE]
EXTERIOR - SWIMMING POOL                            INTERIOR - OFFICE/CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2                COMPARABLE I-3
        CEDARS I                    TIMBERS                        DRAKE
7139 Winding Cedar Trail    3317 Magnolia Hills Dr          1701 Gander Cover Ln
     Charlotte, NC               Charlotte, NC                  Charlotte, NC
      [PICTURE]                  [PICTURE]                      [PICTURE]

 COMPARABLE I-4                 COMPARABLE I-5
  WILLOW RIDGE              CAMERON @ HICKORY GROVE
9200 Willow Ridge              5625 Keyway Blvd
 Charlotte, NC                   Charlotte, NC
  [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                     COMPARABLE
         DESCRIPTION                                  SUBJECT                                          R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Misty Woods Apartments                           Dominion @ Peppertree
  Management Company              AIMCO                                            United Dominion Realty
LOCATION:
  Address                         4630 Central Avenue                              4311 Central Avenue
  City, State                     Charlotte, North Carolina                        Charlotte, North Carolina
  County                          Mecklenburg                                      Mecklenburg
  Proximity to Subject                                                             1/2 mile west of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          162,623                                          235,060
  Year Built                      1985                                             1985
  Effective Age                   18                                               18
  Building Structure Type         Brick & wood siding walls; asphalt               Brick & wood siding walls; asphalt shingle roof
                                  shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 228                                              292
  Unit Mix:                           Type             Unit    Qty.   Mo. Rent            Type             Unit    Qty.    Mo.
                                   1 1Br/1Ba             530    58      $463        1 1BD/1BH                571    16     $571
                                   2 1Br/1Ba             652    83      $546        2 1BD/1BH                632    16     $589
                                   3 1Br/1Ba             745    11      $578          1BD/1BH TNHS           716    88     $600
                                   4 1Br/1Ba             748    24      $613        3 1BD/1.5BH TNHS         725    36     $622
                                   5 2Br/2Ba             892    24      $706        4 1BD/1.5BH TNHS         742    48     $630
                                   6 2Br/2Ba           1,079    28      $723          2BD/1BH                786     8     $731
                                                                                    5 2BD/1BH                838     8     $761
                                                                                    6 2BD/2BH              1,067    48     $798
                                                                                      2BD/2BH TNHS         1,117    24     $840

  Average Unit Size (SF)          713                                              805
  Unit Breakdown:                   Efficiency  0%       2-Bedroom         23%        Efficiency 0%          2-Bedroom       30%
                                    1-Bedroom  77%       3-Bedroom          0%        1-Bedroom 70%          3-Bedroom        0%
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                      Attach. Garage            Vaulted Ceiling        Attach. Garage         Vaulted Ceiling
                                    X Balcony             X     W/D Connect.         X Balcony              X W/D Connect.
                                    X Fireplace                                      X Fireplace            X
                                    X Cable TV Ready                                 X Cable TV Ready        Burglar Alarms
  Project Amenities                 X Swimming Pool                                  X Swimming Pool
                                      Spa/Jacuzzi               Car Wash               Spa/Jacuzzi            Car Wash
                                      Basketball Court          BBQ Equipment          Basketball Court       BBQ Equipment
                                      Volleyball Court          Theater Room           Volleyball Court       Theater Room
                                      Sand Volley Ball          Meeting Hall           Sand Volley Ball       Meeting Hall
                                      Tennis Court        X     Secured Parking      X Tennis Court         X Secured Parking
                                      Racquet Ball        X     Laundry Room           Racquet Ball         X Laundry Room
                                      Jogging Track             Business Office        Jogging Track          Business Office
                                    X Gym Room                                       X Gym Room

OCCUPANCY:                        89%                                              92%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
  Concessions                     $99 Security Deposit; 1 month prorated           3 months free
  Pet Deposit                     $150-$200                                        $200
  Utilities Paid by Tenant:         X Electric                  Natural Gas           X Electric               Natural Gas
                                      Water                     Trash                   Water                  Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:                                                           Similar

                                                    COMPARABLE                                       COMPARABLE
         DESCRIPTION                                  R - 2                                            R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Pace's Glen                                      Steeplechase
  Management Company              Conerstone Realty                                Equity Residential
LOCATION:
  Address                         5600 Paces Glen Avenue                           7200 Wallace Road
  City, State                     Charlotte, North Carolina                        Charlotte, North Carolina
  County                          Mecklenburg                                      Mecklenburg
  Proximity to Subject            1 mile east/southeast of the subject             1.5 miles southeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          155,660                                          178,828
  Year Built                      1986                                             1986
  Effective Age                   17                                               17
  Building Structure Type         Brick & wood siding walls; asphalt               Brick & wood siding walls; asphalt shingle roof
                                  shingle roof
  Parking Type (Gr., Cov., etc.)  Open/Carports                                    Open
  Number of Units                 172                                              246
  Unit Mix:                           Type             Unit      Qty.     Mo.           Type            Unit      Qty.       Mo.
                                   3 1BD/1BH             625      40     $573        1 1BD/1BH            523      53        $549
                                   4 1BD/1BH             788      52     $650        2 1BD/1BH            652      86        $452
                                     1BD/1BH             938      16     $740        3 1BD/1BH            745      24        $647
                                     2BD/1BH           1,136      48     $778        4 1BD/1BH            748      27        $503
                                   6 2BD/2BH           1,260      16     $888        5 2BD/2BH            892      18        $609
                                                                                       2BD/2BH            958       6        $744
                                                                                     6 2BD/2BH          1,079      32        $799

  Average Unit Size (SF)          905                                              724
  Unit Breakdown:                    Efficiency 0%       2-Bedroom          37%       Efficiency 0%       2-Bedroom            23%
                                     1-Bedroom 63%       3-Bedroom           0%       1-Bedroom 77%       3-Bedroom             0%
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:

  Unit Amenities                       Attach. Garage    X  Vaulted Ceiling             Attach. Garage           Vaulted Ceiling
                                     X Balcony           X  W/D Connect.              X Balcony           X      W/D Connect.
                                     X Fireplace         X                            X Fireplace         X
                                     X Cable TV Ready       Carports                  X Cable TV Ready  Washer/Dryers in Apts
  Project Amenities                  X Swimming Pool                                  X Swimming Pool
                                       Spa/Jacuzzi          Car Wash                    Spa/Jacuzzi              Car Wash
                                       Basketball Court     BBQ Equipment               Basketball Court         BBQ Equipment
                                       Volleyball Court     Theater Room                Volleyball Court         Theater Room
                                       Sand Volley Ball     Meeting Hall                Sand Volley Ball         Meeting Hall
                                     X Tennis Court         Secured Parking             Tennis Court             Secured Parking
                                       Racquet Ball      X  Laundry Room                Racquet Ball      X      Laundry Room
                                       Jogging Track        Business Office             Jogging Track            Business Office
                                     X Gym Room                                      X Gym Room

OCCUPANCY:                          91%                                            88%
LEASING DATA:

  Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
  Concessions                     1 Bedroom $499/2 Bedroom $659                    $100 off market rent
  Pet Deposit                     $300                                             $250
  Utilities Paid by Tenant:          X Electric                 Natural Gas          X Electric                  Natural Gas
                                       Water                    Trash                  Water                     Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:          Similar                                          Similar

                                                    COMPARABLE                                       COMPARABLE
         DESCRIPTION                                  R - 4                                            R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Timbers                                          Wellington Farms
  Management Company              Durmont Realty Management                        Claremont Management
LOCATION:
  Address                         3317 Magnolia Hill Drive                         4700 Twisted Oaks Road
  City, State                     Charlotte, North Carolina                        Charlotte, North Carolina
  County                          Mecklenburg                                      Mecklenburg
  Proximity to Subject            1.5 miles northwest of the subject               1 mile northeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          256,091                                          197,612
  Year Built                      1988                                             1988
  Effective Age                   15                                               15
  Building Structure Type         Brick & wood siding walls; asphalt               Brick & wood siding walls; asphalt shingle roof
                                  shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 341                                              254
  Unit Mix:                           Type             Unit     Qty.       Mo.         Type              Unit      Qty.    Mo.
                                   1 1BD/1BH             532     52        $545     2 1BD/1BH            678       100     $620
                                   2 1BD/1BH             664    121        $575     3 1BD/1BH            706        32     $645
                                   3 1BD/1BH             748     39        $615     0 1BD/1BH            822        32     $675
                                   4 1BD/1BH             757     35        $625     5 2BD/2BH            882        74     $675
                                   5 2BD/2BH             888     48        $715     6 2BD/2BH            978        16     $805
                                   6 2BD/2BH           1,081     46        $805
  Average Unit Size (SF)          751                                              778
  Unit Breakdown:                    Efficiency 0%        2-Bedroom           28%     Efficiency 0%         2-Bedroom        35%
                                     1-Bedroom 72%        3-Bedroom            0%     1-Bedroom 65%         3-Bedroom         0%
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:

  Unit Amenities                      Attach. Garage            Vaulted Ceiling        Attach. Garage       X      Vaulted Ceiling
                                    X Balcony             X     W/D Connect.         X Balcony              X      W/D Connect.
                                    X Fireplace                                      X Fireplace
                                    X Cable TV Ready                                 X Cable TV Ready
  Project Amenities                 X Swimming Pool                                  X Swimming Pool
                                      Spa/Jacuzzi               Car Wash               Spa/Jacuzzi                 Car Wash
                                      Basketball Court          BBQ Equipment          Basketball Court            BBQ Equipment
                                      Volleyball Court          Theater Room           Volleyball Court            Theater Room
                                      Sand Volley Ball          Meeting Hall           Sand Volley Ball            Meeting Hall
                                      Tennis Court              Secured Parking      X Tennis Court                Secured Parking
                                      Racquet Ball        X     Laundry Room           Racquet Ball         X      Laundry Room
                                      Jogging Track             Business Office        Jogging Track               Business Office
                                    X Gym Room                                       X Gym Room

OCCUPANCY:                        74%                                              97%
LEASING DATA:

  Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
  Concessions                     2 months free on an 11 month lease               Up to $150 off quoted rent
  Pet Deposit                     $300                                             $300
  Utilities Paid by Tenant:         X Electric                  Natural Gas          X Electric                    Natural Gas
                                      Water                     Trash                  Water                       Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:          Similar                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1            COMPARABLE R-2               COMPARABLE R-3
  DOMINION @ PEPPERTREE           PACE'S GLEN                 STEEPLECHASE
   4311 Central Avenue      5600 Paces Glen Avenue        7200 Wallace Road
Charlotte, North Carolina  Charlotte, North Carolina   Charlotte, North Carolina
        [PICTURE]                  [PICTURE]                   [PICTURE]

     COMPARABLE R-4              COMPARABLE R-5
        TIMBERS                 WELLINGTON FARMS
 3317 Magnolia Hill Drive    4700 Twisted Oaks Road
Charlotte, North Carolina  Charlotte, North Carolina
      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Hayden provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                             -s- Frank Fehribach
                                    ------------------------------------------
                                             Frank Fehribach, MAI
                                    Managing Principal, Real Estate Group
                                      North Carolina Temporary Practice Permit
                                                    #2578

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  FRANK A. FEHRIBACH, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation           Mr. Fehribach has experience in valuations for resort
                    hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                    Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business            Mr. Fehribach joined AAA as an engagement director in 1998.
                    He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION           University of Texas - Arlington
                     Master of Science - Real Estate
                    University of Dallas
                     Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE               State of Arizona
CERTIFICATIONS       Certified General Real Estate Appraiser, #30828
                    State of Arkansas
                     State Certified General Appraiser, #CG1387N
                    State of Colorado
                     Certified General Appraiser, #CG40000445
                    State of Georgia
                     Certified General Real Property Appraiser, #218487
                    State of Michigan
                     Certified General Appraiser, #1201008081
                    State of Texas
                     Real Estate Salesman License, #407158 (Inactive)
                    State of Texas
                     State Certified General Real Estate Appraiser,
                     #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing Certified
                    Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                                         -authored with Dr. Ronald C. Rutherford
                    and Dr. Mark Eakin,The Journal of Real Estate Research, Vol.
                    8, No. 3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
MISTY WOODS APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.